Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into by and between Clearwater Environmental Systems, Inc., on the one hand, and ChemFree Corporation, on the other hand, and is deemed executed and effective on the Effective Date.

Definitions: As used in this Settlement Agreement, the following terms have the following definitions:

1.

Arbitration: That certain arbitration proceeding addressing all disputes by and between CES and ChemFree relating to the TASA, presided over by N. S. (“Ken”) Kendrick, III, Esq. of Henning Mediation and Arbitration Service, Inc., Docket Number HMA No. 13-18227.

2.	Arbitration Hearing: The evidentiary hearing held on April 22 -24, 2014 by N. S. (“Ken”) Kendrick, III, Esq. of Henning Mediation and Arbitration Service, Inc. in connection with the Arbitration.

3.

CES: Clearwater Environmental Systems, Inc., respondent and cross-claimant in the Arbitration, a party to the TASA and a California corporation with its principal place of business located at 317 South Broadway #D, Redondo Beach, California 90277.

4.	CES Released Parties: CES and its officers, directors, agents, attorneys and employees, including without limitation Irving Levine, Hank Eisner, Mike Levine and Ron Ragucci.

5.	CES Releasing Parties: CES as well as each of its current owners, officers, directors and employees, including without limitation Messrs. Irving Levine, Hank Eisner, Mike Levine and Ron Ragucci.

6.	ChemFree: ChemFree Corporation, complainant in the Arbitration, a party to the TASA and a Georgia corporation with its principal place of business at 8 Meca Way, Norcross, Georgia 30093.

7.

ChemFree Released Parties: ChemFree and its officers, directors, agents, attorneys and employees, including without limitation Leland Strange, Frank Marks and Tom McNally, and Intelligent Systems and its officers, directors, agents, attorneys and employees, including without limitation Leland Strange and Frank Marks.

8.	Effective Date: The Effective Date of this Settlement Agreement, and the releases set forth in Section I, below, shall be May 12, 2014.

9.

Intelligent Systems: Intelligent Systems Corporation, a Georgia corporation with its principal place of business located at 4355 Shackleford Road, Norcross, Georgia 30093; Intelligent Systems is a party to this Settlement Agreement for the limited purpose of guaranteeing the payments from ChemFree to CES set forth in Section II, below.

10.	Party or Parties: The parties to the Arbitration; for the avoidance of doubt CES and ChemFree.

11.

Required Signature(s): The signature of those persons and entities listed at the end of this Settlement Agreement; for avoidance of doubt they are: CES, ChemFree, Intelligent Systems, Irving Levine individually, Hank Eisner individually, Ron Ragucci individually, and Mike Levine individually.

12.	TASA: That certain Target Account Sales Agreement dated November 1, 2005 by and between CES and ChemFree.

13.	Termination Date: The date that the TASA terminated pursuant to Paragraph 7(ii) of the TASA, which date was October 31, 2012.

Recitals:

1.	ChemFree and CES were parties to the TASA.

2.	The TASA terminated on the Termination Date.

3.	Subsequent to the Termination Date of the TASA, a dispute arose between CES and ChemFree regarding payments under the TASA.

4.	CES contended that, pursuant to the TASA, ChemFree was obligated to pay to CES certain commissions payments for certain sales that occurred after the Termination Date.

5.	CES further contended that during the TASA deductions were taken from monthly commission payments to CES that should not have been taken.

6.	ChemFree contended that no commissions were earned by or due to CES after the Termination Date.

7.	ChemFree further contended that any and all deductions taken from CES’s monthly commission payments during the term of the TASA were proper and agreed to by CES.

8.	The TASA required that all disputes regarding it be resolved by binding arbitration.

9.	CES and ChemFree submitted their dispute regarding the TASA for a resolution in the Arbitration.

10.

CES asserted in the Arbitration that it was entitled to certain commission payments for a time period beyond the Termination Date, to reimbursement of certain deductions from prior commission payments, and other claims under Georgia law for interest and fees.

11.	ChemFree denied each claim asserted by CES in the Arbitration.

12.

ChemFree asserted in the Arbitration that it was entitled to a declaration that no commissions were earned by or payable to CES after the Termination Date, and that it was entitled to reimbursement for certain commission payments previously made to CES.

13.	CES denied each claim asserted by ChemFree in the Arbitration.

14.	CES believed and contended, and continues to believe and contend, that each and every claim, allegation and/or defense it asserted in the Arbitration was valid and correct.

15.	ChemFree believed and contended, and continues to believe and contend, that each and every claim, allegation and/or defense it asserted in the Arbitration was valid and correct.

16.	Neither CES nor ChemFree admits liability to the other for any claim that was or could have been asserted in the Arbitration.

17.

Subsequent to the commencement of the Arbitration, and subsequent to the Arbitration Hearing, CES and ChemFree agreed to settle and resolve any and all disputes that they did or could have asserted in the Arbitration.

18.	CES and ChemFree desire, by this Settlement Agreement, to resolve, finalize and end any and all disputes between them relating in any way to the TASA.

I.        Releases:

A:      Release of the CES Released Parties by ChemFree:

ChemFree, in return for (i) the release by CES set forth in Section I.B., below, including but not limited to the individual releases from Messrs. Irving Levine, Hank Eisner, Ron Ragucci and Mike Levine, and (ii) the dismissal with prejudice of any and all claims that were asserted by CES in the Arbitration, hereby releases, acquits and forever discharges the CES Released Parties of (a) any and all claims that ChemFree did assert or that ChemFree could have asserted in the Arbitration, (b) any and all other claims, if any, that the ChemFree does or may have under or in connection with the TASA, and (c) any and all claims or causes or action against the CES Released Parties, of any kind or nature whatsoever, whether in law or in equity, that ChemFree does or may have as of the Effective Date. The release set forth in this Paragraph I.A shall be effective on the Effective Date of this Settlement Agreement.

B.     Release of the ChemFree Released Parties by the CES Releasing Parties

The CES Releasing Parties, in return for (i) the release granted in Section I.A., above, (ii) the payments to CES set forth Section II.A, below, and (iii) the dismissal with prejudice of any and all claims that were asserted by ChemFree in the Arbitration, hereby release, acquit and forever discharge the ChemFree Released Parties of (a) any and all claims that CES did assert or that CES could have asserted in the Arbitration, (b) any and all other claims, if any, that the CES Releasing Parties do or may have, collectively or individually, under or in connection with the TASA, and (c) any and all claims or causes or action against the ChemFree Released Parties, of any kind or nature whatsoever, whether in law or in equity, that the CES Releasing Parties do or may have, collectively or individually, as of the Effective Date. For purposes of this release to the ChemFree Released Parties, Messrs. Irving Levine, Hank Eisner, Ron Ragucci and Mike Levine are made a party to this Settlement Agreement. The release set forth in this Paragraph I.B shall be effective on the Effective Date of this Settlement Agreement.

II.     Payments:

A     ChemFree shall pay to CES the total sum of Seven Hundred and Six Thousand dollars ($706,000.00). The total payment of $706,000.00 shall be paid in three installments, with each installment being made by a check from ChemFree payable to Clearwater Environmental Systems, Inc. The three installments shall be made as follows:

i.	Two Hundred and Thirty-Six Thousand Dollars ($236,000.00) to be paid within five (5) business days of the Effective Date.

ii.	Two Hundred and Thirty-Five Thousand Dollars ($235,000.00) to be paid ninety (90) days after the Effective Date.

iii.	Two Hundred and Thirty-Five Thousand Dollars ($235,000.00) to be paid one hundred and eighty (180) days after the Effective Date.

B.     Intelligent Systems hereby agrees to guarantee each of the installment payments set forth in Section II.A., above.

C.     Each installment payment described in Section II.A. above that is not made in timely fashion shall accrue interest at the rate of 12 percent per annum until paid. In the event that CES prevails in any litigation to recover any unpaid principal or interest due under this Section II, CES shall be entitled to an award of all of its reasonable costs and expenses, including but not limited to its reasonable attorneys’ fees, with respect to such litigation.

III.     Representations:

A.     The CES Releasing Parties represent that as of the Effective Date they are not aware of and do not have any past or present claims or causes of action, collectively or individually, against the ChemFree Released Parties, collectively or individually.

B.     ChemFree represents that as of the Effective Date it is not aware of and it does not have any past or present claims or causes of action against the CES Released Parties, collectively or individually.

IV     Mutual Dismissal of all claims:

CES and ChemFree agree hereby to dismiss with prejudice any and all claims and defenses that were raised by them, respectively, in the Arbitration, and to jointly notify Henning Mediation and Arbitration Services, Inc. and Mr. Kendrick of said dismissal, and to otherwise cooperate and perform such mutual acts as necessary to bring an end to the Arbitration.

V     Costs and Fees of Arbitration

CES and ChemFree agree to bear their own costs and fees associated with the Arbitration, including but not limited to attorney’s fees. CES and ChemFree further agree to pay, without recourse to the other, their one-half portion or any bill, charge or fee that has not already been paid to Henning Mediation and Arbitration Services, Inc. for the costs of the Arbitration or the fees of Mr. Kendrick.

VI     Enforcement:

This Settlement Agreement shall be governed by Georgia law. Any action to enforce this settlement shall be brought in the State Court of Gwinnett County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division.

Signatures:

Clearwater Environmental Systems, Inc.

/s/Irving M. Levine

Date:   May 10, 2014

Name: Irving M. Levine

Title:   CEO

ChemFree Corporation

/s/ F. A. Marks

Date:   May 12, 2014

Name: Francis A. Marks

Title:   President

Intelligent Systems Corporation

/s/ J. Leland Strange

Date:   May 12, 2014

Name: J. Leland Strange

Title:   President

[Signatures continued on next page]

[Signatures continued from prior page]

/s/ Irving Levine

Irving Levine

Date: May 10, 2014

/s/ Hank Eisner

Hank Eisner

Date: May 11, 2014

/s/ Ron Ragucci

Ron Ragucci

Date: May 12, 2014

/s/ Michael Levine

Mike Levine

Date: May 12, 2014